Exhibit 99.1

Kimco Realty Announces Fourth Quarter and Full Year 2012 Operating Results; Reports a 10 Percent Increase in FFO as Adjusted of $0.33 per Diluted Share for the Fourth Quarter 2012

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 5, 2013--Kimco Realty Corp. (NYSE: KIM) today reported results for the fourth quarter and year ended December 31, 2012.

Highlights for the Fourth Quarter and Full Year 2012 and Subsequent Activity:

  Reported funds from operations as adjusted of $0.33 per diluted share for the fourth quarter and $1.26 for the full year 2012, representing increases of ten percent and five percent, respectively, over the same periods in the prior year;
  Pro-rata occupancy increased to 93.8 percent and 93.9 percent in the combined and U.S. shopping center portfolios, respectively, and represents the highest occupancy levels since the third quarter of 2008;
  Recognized positive U.S. cash-basis leasing spreads of 11.8 percent; new leases increased 25.5 percent and renewals/options increased 6.1 percent during the fourth quarter;
  Combined same-property net operating income (NOI) increased 3.4 percent from the fourth quarter 2011, representing the eleventh consecutive quarter with a positive increase;
  U.S. transaction volume exceeded $1.2 billion in 2012 as the company acquired interests in 27 properties for a gross price of $653.6 million while disposing of 68 shopping centers for a gross amount of $631.8 million;
  Issued $800 million of preferred stock in 2012 to replace $635 million of existing preferred stock and $198.9 million in senior unsecured notes providing the company with an annual cost savings of approximately $13 million, or $0.03 per diluted share annually, offsetting one-time non-cash redemption charges of $21.7 million, or $0.05 per diluted share; and
  Subsequently in January 2013, the company announced its participation in the consortium to acquire five grocery banners totaling 877 locations from SUPERVALU INC. (NYSE: SVU) as well as the tender offer for up to 30 percent of the outstanding SUPERVALU shares;

Financial Results

Net income available to common shareholders for the fourth quarter of 2012 was $59.2 million, or $0.14 per diluted share, compared to $31.6 million, or $0.08 per diluted share, for the fourth quarter of 2011. For the full year 2012, net income available to common shareholders was $172.7 million, or $0.42 per diluted share, compared to $109.7 million, or $0.27 per diluted share, for the full year 2011.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $127.2 million, or $0.31 per diluted share, for the fourth quarter of 2012 compared to $135.4 million, or $0.33 per diluted share, for the fourth quarter of 2011. The decrease in FFO in the fourth quarter of 2012 was due to a $19.5 million reduction in transaction income as a result of a $15.5 million non-cash charge in connection with the redemption of the company’s Class G $460 million 7.75 percent cumulative redeemable preferred shares in October 2012. The decrease in transaction income was partially offset by a $10.4 million increase in net operating income for the fourth quarter of 2012 compared to the same period in 2011.

For the full year 2012, FFO was $510.4 million, or $1.25 per diluted share, compared to $517.8 million, or $1.27 per diluted share, for the same period last year. The decrease in FFO for the full year 2012 was attributable to non-cash redemption charges of $21.7 million, or $0.05 per diluted share in connection with the redemption of two existing classes of preferred stock during 2012.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $134.8 million, or $0.33 per diluted share, for the fourth quarter of 2012 compared to $123.5 million, or $0.30 per diluted share, for the fourth quarter of 2011.

For the full year 2012, FFO as adjusted was $514.2 million, or $1.26 per diluted share, compared to $489.8 million, or $1.20 per diluted share, for the same period in 2011.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Shopping Center Operating Results

Fourth quarter 2012 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Pro-rata occupancy was 93.8 percent, an increase of 40 basis points sequentially and 70 basis points over the fourth quarter of 2011;
  Combined same-property NOI increased 3.4 percent over the fourth quarter of 2011; and
  Total leases executed in the combined portfolio: 605 new leases, renewals and options totaling 1.9 million square feet.

The combined same-property NOI for the fourth quarter of 2012 represents the highest quarterly increase in same-property NOI since the fourth quarter of 2007. For the full year 2012, the combined same-property NOI increased 2.3 percent which was negatively impacted by 60 basis points due to foreign currency changes. Excluding the effects of foreign currency, the combined same-property NOI increased 2.9 percent for the full year 2012. Kimco reports same-property NOI on a cash-basis, excluding lease termination fees and including charges for bad debts. For the full year 2012, the company signed 2,678 new leases, renewals and options totaling 10.0 million square feet representing approximately a 25 percent increase in pro-rata square footage over the same period in 2011.

U.S. Shopping Center Portfolio

  Pro-rata occupancy was 93.9 percent, an increase of 50 basis points sequentially and 80 basis points over the fourth quarter of 2011;

  U.S. same-property NOI increased 3.1 percent during the fourth quarter of 2012 compared to the same period in 2011; and
  Pro-rata U.S. cash-basis leasing spreads increased 11.8 percent; new leases increased 25.5 percent, and renewals/options increased 6.1 percent.

In addition, the U.S. shopping center portfolio’s pro-rata occupancy for small shop space (defined as space of less than 10,000 square feet) was 84.2 percent, an increase of 30 basis points sequentially and 170 basis points from the fourth quarter of 2011.

Shopping Center Investment Activity

Acquisitions:

As previously announced, during the fourth quarter, Kimco acquired seven properties in core markets for its consolidated portfolio, comprising 329,000 square feet, for a total price of $96.2 million, including $20 million of mortgage debt. In addition, the company purchased the remaining ownership interest in two unencumbered shopping centers from its joint venture partners, comprising 189,000 square feet, for a gross price of $29.6 million.

During 2012, the company acquired for its U.S. portfolio, the full interest in 24 shopping centers, comprising 2.7 million square feet, for a gross price of $540 million, including $179.2 million of mortgage debt. These properties have an average pro-rata occupancy of 97.2 percent and are supported by excellent demographics, including an average population and household income of 102,000 and $100,000, respectively, within a three-mile radius.

Also during 2012, the company, as part of separate joint ventures, acquired interests in three Canadian shopping centers, comprising 377,000 square feet for a gross price of USD $113.6 million, including $47.9 million of mortgage debt.

SUPERVALU:

As previously announced, the company will participate in the consortium to acquire five grocery banners totaling 877 locations from SUPERVALU INC. (SVU) that includes Albertsons, Shaw’s, Jewel-Osco, Acme and Star Market chains. In addition, this investment group has initiated a tender offer for up to 30 percent of the outstanding shares of SVU. Kimco will contribute up to $76.5 million as its investment and hold approximately a 15 percent interest in the consortium.

Dispositions:

As previously announced in the fourth quarter of 2012, Kimco sold 34 retail properties, totaling 3.9 million square feet with an average pro-rata occupancy of 90.4 percent, for approximately $246.1 million, including $35.4 million of mortgage debt. Kimco’s share of the proceeds from these sales was $180.2 million. Key dispositions included the sales of two shopping center portfolios located primarily in Ohio and Indiana totaling 22 properties for $131.1 million.

For the full year 2012, Kimco sold 68 shopping center properties in the U.S., comprising nearly 7.7 million square feet, for $631.8 million, including $153.8 million of mortgage debt. The company’s share of proceeds from these sales was $385.8 million. These properties had an average pro-rata occupancy of 87.8 percent with an average population and household income of 76,000 and $63,000, respectively, within a three-mile radius.

Capital Structure

Kimco’s board of directors declared a quarterly cash dividend of $0.21 per common share, payable on April 15, 2013 to shareholders of record on April 3, 2013, representing an ex-dividend date of April 1, 2013.

The board of directors also declared quarterly dividends for the company’s preferred shares as follows:

  For the Class H depositary shares, each representing 1/100 of a share of 6.90 percent Class H cumulative redeemable preferred shares, a quarterly dividend of $0.43125 per preferred depositary share will be paid on April 15, 2013 to shareholders of record on April 2, 2013, representing an ex-dividend date of March 28, 2013;
  For the Class I depositary shares, each representing 1/1000 of a share of 6.00 percent Class I cumulative redeemable preferred shares, a quarterly dividend of $0.37500 per preferred depositary share will be paid on April 15, 2013 to shareholders of record on April 2, 2013, representing an ex-dividend date of March 28, 2013.
  For the Class J depositary shares, each representing 1/1000 of a share of 5.50 percent Class J cumulative redeemable preferred shares, a quarterly dividend of $0.34375 per preferred depositary share will be paid on April 15, 2013 to shareholders of record on April 2, 2013, representing an ex-dividend date of March 28, 2013.

In addition, the board of directors has declared the initial dividend for the company’s Class K depositary shares, each representing 1/1000 of a share of 5.625 percent Class K cumulative redeemable preferred shares. This dividend of $0.50000 per preferred depositary share will be paid on April 15, 2013 to shareholders of record on April 2, 2013, representing an ex-dividend date of March 28, 2013 and represents the period from December 7, 2012 through and including April 14, 2013.

During 2012, Kimco issued three new classes of cumulative redeemable preferred stock totaling $800 million with a blended rate of 5.78 percent. The proceeds of these transactions were used for general corporate purposes, including the redemption of two existing classes of preferred stock, totaling $635 million with a blended rate of 7.45 percent, and the repayment of a $198.9 million 6.0 percent senior unsecured notes that matured in November 2012. These capital market activities will result in an annual cost savings of approximately $13 million, or $0.03 per diluted share. In connection with the redemption of the two existing classes of preferred stock during 2012, Kimco incurred non-cash redemption charges of $21.7 million, or $0.05 per diluted share.

At December 31, 2012, Kimco’s consolidated net debt to EBITDA as adjusted was 5.7x compared to 6.2x from the prior year. In addition, the company maintains access to approximately $1.7 billion of immediate liquidity.

2013 Guidance

The company’s 2013 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, remains $1.28 - $1.33 per diluted share.

Estimated 2013 shopping center portfolio metrics are as follows:

  Combined portfolio occupancy: +50 to +75 basis points
  Combined same-property NOI: +2.5 to +3.5 percent

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, February 6, 2013 at 10:00 a.m. Eastern Standard Time (EST). The call will include a review of the company’s fourth quarter and full year 2012 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-877-883-0383 (Passcode: 3311960).

A replay will be available through 9:00 a.m. EST on March 7, 2013 by dialing 1-877-344-7529 (Passcode: 10021794). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of December 31, 2012, the company owned interests in 896 shopping centers comprising 131 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2011. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(unaudited)
(in thousands, except share information)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2012		2011		2012		2011
Revenues
Revenues from rental properties	$229,073		$212,463		$884,782		$825,737
Management and other fee income	10,469		8,494		37,522		35,320

Total revenues	239,542		220,957		922,304		861,057

Operating expenses
Rent	3,304		3,318		12,761		13,863
Real estate taxes	29,594		26,695		115,282		108,782
Operating and maintenance	37,943		31,499		118,787		114,101
General and administrative expenses	29,166		28,689		124,480		118,873
Provision for doubtful accounts	80		3,234		6,880		7,723
Impairment charges	18,463		5,320		37,111		13,077
Depreciation and amortization	64,070		58,307		249,493		231,712
Total operating expenses	182,620		157,062		664,794		608,131

Operating income	56,922		63,895		257,510		252,926

Other income/(expense)
Mortgage financing income	1,421		1,546		7,504		7,273
Interest, dividends and other investment income	1,060		2,394		2,170		16,567
Other expense, net	(1,802)		(2,583)		(7,971)		(4,680)
Interest expense	(56,043)		(57,076)		(227,595)		(223,526)
Income from other real estate investments	763		762		2,451		3,824
Gain on sale of development properties	-		12,074		-		12,074

Income from continuing operations before income taxes, equity in income of joint ventures, gains on change in control of interests, and equity in income
from other real estate investments	2,321		21,012		34,069		64,458

Benefit/(provision) for income taxes, net	802		(6,968)		(3,939)		(21,330)
Equity in income of joint ventures, net	23,308		14,227		112,896		63,467
Gains on change in control of interests	1,399		-		15,555		569
Equity in income of other real estate investments, net	18,057		16,690		53,397		51,813

Income from continuing operations	45,887		44,961		211,978		158,977

Discontinued operations
Income from discontinued operating properties, net of tax	112		4,909		3,084		23,021
Impairment/loss on operating properties sold, net of tax	(3,366)		(8,424)		(22,339)		(17,343)
Gain on disposition of operating properties	48,783		8,605		83,253		17,327
Income from discontinued operations	45,529		5,090		63,998		23,005
Gain on sale of operating properties, net of tax (1)	239		108		4,299		108
Net income	91,655		50,159		280,275		182,090

Net income attributable to noncontrolling interests (3)	(3,274)		(3,762)		(14,202)		(13,039)

Net income attributable to the Company	88,381		46,397		266,073		169,051

Preferred stock redemption costs	(15,490)		-		(21,703)		-
Preferred stock dividends	(13,660)		(14,841)		(71,697)		(59,363)

Net income available to the Company's common shareholders	$59,231		$31,556		$172,673		$109,688
Per common share:
Income from continuing operations: (3)
Basic	$0.03		$0.07		$0.27		$0.22
Diluted	$0.03	(2)	$0.07	(2)	$0.27	(2)	$0.21	(2)
Net income: (4)
Basic	$0.14		$0.08		$0.42		$0.27
Diluted	$0.14	(2)	$0.08	(2)	$0.42	(2)	$0.27	(2)

Weighted average shares:
Basic	406,345		406,554		405,997		406,530
Diluted	406,837		407,341		406,689		407,669

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,961) and ($2,568) for the quarters ended December 31, 2012 and 2011, respectively. Additionally, the net income attributable to noncontrolling interests related to continued operations of ($12,470) and ($11,661) for the years ended December 31, 2012 and 2011, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $329 and $158 for the quarters ended December 31, 2012 and 2011, respectively. Additionally the earnings attributable to unvested restricted shares of $1,221 and $608 for the year ended December 31, 2012 and 2011, respectively.

Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share information)

	December 31,	December 31,
	2012	2011
Assets:
Operating real estate, net of accumulated depreciation of $1,745,462 and $1,693,090, respectively	$7,104,562	$6,898,445
Investments and advances in real estate joint ventures	1,428,155	1,404,214
Real estate under development	97,263	179,722
Other real estate investments	317,557	344,131
Mortgages and other financing receivables	70,704	102,972
Cash and cash equivalents	141,875	112,882
Marketable securities	36,541	33,540
Accounts and notes receivable	161,113	164,053
Other assets	383,037	388,803
Total assets	$9,740,807	$9,628,762

Liabilities:
Notes payable	$3,192,127	$2,983,886
Mortgages payable	1,003,190	1,085,371
Construction loans payable	-	45,128
Dividends payable	96,518	92,159
Other liabilities	435,416	447,001
Total liabilities	4,727,251	4,653,545
Redeemable noncontrolling interests	81,076	95,074

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 and 5,146,000 shares, respectively
102,000 and 984,000 shares issued (in series), respectively,
104,400 and 954,000 shares outstanding (in series), respectively
Aggregate liquidation preference $975,000 and $810,000, respectively	102	954
Common stock, $.01 par value, authorized 750,000,000 shares issued and outstanding 407,782,102 and 406,937,830 shares, respectively	4,078	4,069
Paid-in capital	5,651,170	5,492,022
Cumulative distributions in excess of net income	(824,008)	(702,999)
	4,831,342	4,794,046
Accumulated other comprehensive income	(66,182)	(107,660)
Total stockholders' equity	4,765,160	4,686,386
Noncontrolling interests	167,320	193,757
Total equity	4,932,480	4,880,143
Total liabilities and equity	$9,740,807	$9,628,762

Reconciliation of Net Income Available to Common Shareholders
To Funds From Operations - "FFO"
(unaudited)
(in thousands, except per share data)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2012		2011		2012		2011
Net income available to common shareholders	$59,231		$31,556		$172,673		$109,688
Gain on disposition of operating property, net of noncontrolling interests	(49,023)		(11,398)		(84,828)		(19,444)
Gain on disposition of joint venture operating properties	(4,914)		(819)		(27,927)		(4,050)
Depreciation and amortization - real estate related	63,246		60,561		257,278		246,746
Depr. and amort. - real estate jv's, net of noncontrolling interests	32,228		34,529		133,734		138,482
Remeasurement of derivative instrument	-		-		-		4,287
Impairments of operating properties, net of tax and noncontrolling interests	26,440		21,014		59,510		42,043
Funds from operations	127,208		135,443		510,440		517,752
Transactional charges / (income), net	7,560		(11,932)		3,761		(27,972)
Funds from operations as adjusted	$134,768		$123,511		$514,201		$489,780

Weighted average shares outstanding for FFO calculations:
Basic	406,345		406,554		405,997		406,530
Units	1,522		1,532		1,455		1,528
Dilutive effect of equity awards	1,829		787		2,106		1,140
Diluted	409,696	(1)	408,873	(1)	409,558	(1)	409,198	(1)

FFO per common share - basic	$0.31		$0.33		$1.26		$1.27
FFO per common share - diluted	$0.31	(1)	$0.33	(1)	$1.25	(1)	$1.27	(1)
FFO as adjusted per common share - diluted	$0.33	(1)	$0.30	(1)	$1.26	(1)	$1.20	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore have not been included. Funds from operations would be increased by $572 and $264 for the three months ended December 31, 2012 and 2011, respectively and $2,127 and $1,017 for the year ended December 31, 2012 and 2011, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Actual	Projected Range
	2012	Full Year 2013
		Low	High
Projected diluted net income available to common shareholder per share	$0.42	$0.37	$0.41

Projected depreciation & amortization	0.63	0.62	0.64

Projected depreciation & amortization real estate joint ventures, net of noncontrolling interests	0.33	0.31	0.33

Gain on disposition of operating properties	(0.21)	(0.01)	(0.03)

Gain on disposition of joint venture operating properties, net of noncontrolling interests	(0.07)	(0.01)	(0.02)

Impairments of operating properties, net of tax and noncontrolling interests	0.15	-	-

Projected FFO per diluted common share	$1.25	$1.28	$1.33

Transactional income, net	(0.04)	-	-

Preferred stock redemption charge	0.05	-	-

Non-operating impairments recognized, net of tax	-

Projected FFO, as adjusted per diluted common share	$1.26	$1.28	$1.33

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications